UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.               )

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☒	Soliciting Material Pursuant to §240.14a-12

ALLIANCE BANCORP, INC. OF PENNSYLVANIA
(Name of Registrant as Specified In Its Charter)
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital Focused Fund, L.P.
PL Capital, LLC
PL Capital Advisors, LLC
Goodbody/PL Capital, L.P.
Goodbody/PL Capital, LLC
John W. Palmer
Richard Lashley
Caitlin Anne Lashley 2010 Trust
Danielle Morgan Lashley 2010 Trust
Dr. Robin Lashley
Lashley Family 2011 Trust
Beth R. Lashley
SD Financial Institutions and Value Opportunity Fund, LP
SD Capital Partners, LLC
ScurlyDog Capital, LLC
Howard Henick

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by PL Capital Group

A copy of a news article is attached hereto.  This article is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The consent of the author and the publication to file the article under Rule 14a-12 was neither sought nor obtained.

Important Information

The news article is not a solicitation of a proxy from any security holder of Alliance Bancorp, Inc. of Pennsylvania (the “Company”).  PL Capital, LLC managing member Richard Lashley has nominated Howard Henick as nominee to the Company’s board of directors and the PL Capital Group intends to solicit votes for the election of Mr. Henick to the board.   The PL Capital Group (whose members are identified below) will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support for Mr. Henick at the Company’s 2014 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, Mr. Henick, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in the Solicitation

The PL Capital Group currently consists of the following:  PL Capital, LLC;  Goodbody/PL Capital, LLC;  Financial Edge Fund, L.P.;  Financial Edge-Strategic Fund, L.P.;  PL Capital/Focused Fund, L.P.;  Goodbody/PL Capital, L.P.;  PL Capital Advisors, LLC;  Richard J. Lashley;  Beth R. Lashley;  Dr. Robin Lashley;  John W. Palmer;  Lashley Family 2011 Trust;  Caitlin Anne Lashley 2010 Trust;  Danielle Morgan Lashley 2010 Trust.  Mr. Henick and his affiliates currently consist of the following: Howard Henick;  ScurlyDog Capital, LLC;  SD Capital Partners, LLC;  and SD Financial Institutions and Value Opportunity Fund, LP.  All of the above will be participants in the solicitation from the Company’s shareholders of proxies in favor of Mr. Henick’s election to the board of directors of Alliance Bancorp at the 2014 Annual Meeting.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.   Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Director and Submit Nominee for Election Mr. Lashley sent to the Company on November 19, 2013, as filed with the SEC on that same date, which is incorporated by reference herein.

November 26, 2013

Activist investor: Improve profits or sell bank

Jeff Blumenthal, Reporter- Philadelphia Business Journal

An activist investor pushing a proxy challenge on Alliance Bancorp of Pennsylvania said the Broomall-based company should “justify its independence” or sell to a larger institution.

PL Capital, which owns more than 9 percent of the Alliance’s stock, said last week that it will nominate Howard Henick to stand against the company’s candidates for a seat on the board of directors at next spring’s annual meeting.

Alliance CEO Dennis Cirucci, though, said the bank has performed quite well for shareholders since conducting a second-step conversion into a publicly-traded company in early 2011 and that most shareholders are thrilled with their return.

Henick, 57, is an equity portfolio manager at ScurlyDog Capital in Rumson, N.J., which specializes in community bank and thrift equities. From 1998 to 2007, Henick was executive director at Morgan Stanley and has also has worked at Deutsche Bank Securities, Goldman Sachs and the law firm Cahill Gordon & Reindel. Henick owns about 39,000 shares of the bank’s stock directly or indirectly.

Richard Lashley of PL Capital has been locking horns with Alliance’s management team for several years. In 2011, it opposed changes to the bank’s executive compensation plan. Lashley said after the bank completed its second-step conversion into a fully-public institution that year, management fixed two of its three concerns so PL voted against the plan but did not solicit votes against it.

But now the main beef is profitability. Lashley noted Alliance had $77 million in equity capital but is on pace to earn about $2 million in annual profit, which amounts to no more than 3 percent return on equity for shareholders.

But Cirucci said shareholder value has increased by 50 percent since completing the conversion in January 2011, including an expected 18 percent return this year.

“Rich’s specialty is that if there are 1,000 metrics, he’ll pick the two that are negative and focus on those,” Cirucci said of Lashley.

Return on equity is not great because earnings are off due to the recession and the bank has a lot of capital left from the conversion that it cannot deploy effectively in this economic environment, Cirucci said. Several well-capitalized community banks have made similar statements in recent years, as the securities market has not been profitable and loan demand has been tepid.

Cirucci said lending has picked up significantly this year, with commercial real estate, business lending and residential development.

Alliance earned $533,000 in the third quarter and $1.4 million so far this year. Nonperforming assets are quite low— just 1.39 percent of total assets— and the bank conducted a $4.1 million stock repurchase program earlier this fall. It has eight branches in Delaware and Chester counties.

Cirucci said the bank has shuttered two underperforming branches, opened another and introduced new products and services to cater to millennials (such as online and mobile banking). He also noted that the recent repurchase was so successful that the bank conducted a second one.

“Lots of people were buying the stock, so we must be doing something right,” Cirucci said. “Look, I don’t have anything against Rich. We’ve had good conversations. But I understand how these activist investors work. They have their computer models and want banks to fit those models.”

Lashley admitted that Alliance is not “terribly mismanaged. But they are not making the money they need to justify remaining independent. It’s not unique. The bank is a hostage to its size ($436 million in total assets as of Sept. 30). You can debate how big a bank needs to be to succeed these days but I would say north of $1 billion, especially in a competitive market like Philadelphia.”

Cirucci said he does not think size is an major impediment. He said the bank shrank in asserts in recent years as it shed unprofitable deposits. He said the bank plans to grow, either via M&A or organic methods. Any acquisitions would need to be immediately accretive to earnings and would have to be a cultural fit.

“Will activists be OK if it takes more time or do they want it instantaneously?” Cirucci questioned

It should be noted that Alliance has drawn significant interest from activist investors. Stillwell Group at one point owned almost 10 percent of the company’s stock but said last week that it had divested virtually all of its shares, which could mean it was pleased with the direction of the bank and decided to cash out. Clover Partners owns almost 7 percent of the bank’s stock.

When asked if he thinks Alliance management should sell the bank, make an acquisition or try to grow organically, Lashley said PL would need to get someone on the eight-member board so it can review budgets, personnel, technology and other relevant information.

“I have my suspicions but we know the status quo will not work,” Lashley said. “The bank certainly needs to get bigger.”

Lashley is located in PL’s Morristown, N.J. office. The company owns a similar percentage in Huntingdon Valley’s Polonia Bancorp and Malvern Bancorp— which, like Alliance, completed second-step conversions in recent years— and is pushing both of those institutions to perform at a higher level. It also owns almost 5 percent of Metro Bancorp.

Lashley said PL’s focus with all of its activist investments is to make management “justify its independence or find a partner."